Exhibit 5.1

PricewaterhouseCoopers LLP
Chartered Accountants
111 5th Avenue SW, Suite 3100
Calgary, Alberta
Canada T2P 5L3
Telephone +1 (403) 509 7500
Facsimile +1 (403) 781 1825
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
We hereby consent to the incorporation by reference in the Amendment #1 to Registration Statement on Form F-9 (No. 333-142347) of Canadian Pacific Railway Company (the “Registrant”) of our report dated March 2, 2007, to the shareholders of Canadian Pacific Railway Limited, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and our comments by auditor for on Canada-U.S. reporting differences, which appears in the Canadian Pacific Railway Limited’s 2006 Annual Report to the Shareholders for the year ended December 31, 2006 which is included in Registrant’s Annual Report on Form 6-K (No. 001-15272). We also consent to the references to us under the heading “Experts” and “Documents filed as part of the U.S. Registration Statement” and “Exhibits” in the Registration Statement.
/s/ PricewaterhouseCoopers LLP
CHARTERED ACCOUNTANTS
May 1, 2007
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.